EXHIBIT 99.1

Contacts:                          R. LaDuane Clifton, The LGL Group, Inc.:     (407) 298-2000
   Email: lclifton@lglgroup.com

                                           Vic Emmanuel, VJE Consultants:          (914) 305-5198

The LGL Group, Inc. Retires $2.3MM Bank Note with RBC Bank

CEO Cites Move as “Another Step Towards Improving the Company’s Balance Sheet and Creating Shareholder Value”

Orlando, FL, October 4, 2010 -- The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced that it has repaid the remaining principal and interest due under its loan agreement with RBC Centura Bank, approximately $2,281,000, and terminated its loan agreement effective September 30, 2010.

Greg Anderson, the Company’s President and Chief Executive Officer, said “The repayment of this portion of our outstanding debt is another step towards improving the Company’s balance sheet and creating shareholder value.”  Mr. Anderson continued, “With this action, as well as our recent filing of a shelf registration statement, we are continuing to work towards improving the Company’s overall capital structure and creating the flexibility needed to respond to opportunities or uncertainties as needed.”

Beginning in the fourth quarter of 2009, the Company began to return to profitability, most recently reporting basic and diluted earnings per share of $0.97 for second quarter 2010 and its fourth consecutive quarter with a record ending backlog.  An improved bottom line has been the result in part of the Company’s continuing efforts to drive operating efficiencies and to closely manage structural costs, as well as improved market dynamics.

The Company expects to report its third quarter 2010 earnings on or about November 15, 2010, which is the deadline to file the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.